                                                                    EXHIBIT 11.1

                             SIEBEL SYSTEMS, INC.

           STATEMENTS REGARDING COMPUTATION OF NET INCOME PER SHARE
               (In thousands, except per share data; unaudited)

                                                                        Three Months Ended                   Nine Months Ended
                                                                           September 30                         September 30
                                                                       ---------------------                --------------------
                                                                         1997        1996                     1997        1996
                                                                       --------    ---------                --------    --------
Net income                                                             $  5,702    $  1,593                 $ 12,520    $  2,492
                                                                       ========    ========                 ========    ========

Weighted average number of shares outstanding
           Common stock                                                  34,457      31,582                   34,215      21,913
           Preferred stock, as if converted                                   -         334                        -       6,724
Number of common stock equivalents as a result of stock options
           outstanding using the treasury stock method                    6,245       8,066                    5,605       6,368
Number of common stock issued and stock options granted in
           accordance with SAB No. 83                                         -           -                        -       3,915
                                                                       --------    --------                 --------    --------

           Shares used in net income per share computation               40,702      39,982                   39,820      38,920
                                                                       ========    ========                 ========    ========

           Net income per share                                        $   0.14    $   0.04                 $   0.31    $   0.06
                                                                       ========    ========                 ========    ========

Note: All share and per share amounts for the periods ended September 30, 1996 have been restated to reflect a two-for-one stock split (effected in the form of a stock dividend) which was effective December 19, 1996.